News Release

Exhibit 99.2

Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309
Tel: 404 853 1400
Fax: 404 853 1430
AcuityBrands.com

ACUITY BRANDS ANNOUNCES NEW BOARD MEMBER AND ANNUAL MEETING DATE; DECLARES QUARTERLY DIVIDEND
ATLANTA, September 28, 2012 - Acuity Brands, Inc. (NYSE: AYI; the “Company”) announced today the election of Dominic J. Pileggi to the Company's Board of Directors, effective immediately, in the class whose term expires at the annual meeting for fiscal year 2013. Mr. Pileggi is the Chairman of Thomas & Betts Corporation (Thomas & Betts), a North American leader in low voltage products, a position he has held since January 2006. He held the position of Chief Executive Officer of Thomas & Betts from 2004 until ABB's recent acquisition of the firm in May 2012.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said, “Dominic brings a wealth of experience as well as tremendous insight into many of the key markets that we serve. We are pleased that he has agreed to serve as a Director of Acuity Brands and look forward to Dominic's participation and contribution.”
Mr. Pileggi has been appointed to serve on the Company's Audit and Governance Committees of the Board. The total number of directors of the Company remains at nine as Mr. Pileggi fills the director vacancy resulting from the recent passing of Neil Williams.
The Company announced that it will hold its Annual Meeting of Stockholders at 11:00 a.m. ET on Friday, January 4, 2013, in the Ballroom of the Four Seasons Hotel, 75 Fourteenth Street N.E., Atlanta, Georgia.
In addition, the Board of Directors of Acuity Brands today declared a quarterly dividend of 13 cents per share. The dividend is payable on November 1, 2012 to shareholders of record on October 18, 2012.
About Acuity Brands
Acuity Brands, Inc. is a North American market leader and one of the world's leading providers of lighting solutions for both indoor and outdoor applications. With fiscal year 2011 net sales of $1.8 billion, Acuity Brands employs approximately 6,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The company's lighting solutions are sold under various

News Release

brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural LightingTM, Winona® Lighting, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street LampsTM, Tersen®, Sunoptics®, Sensor Switch®, Lighting Control & DesignTM, Synergy® Lighting Controls, Pathway ConnectivityTM, Dark to Light®, ROAM®, RELOC® Wiring Solutions, and Acculamp®.
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Contact(s):
Dan Smith
dan.smith@acuitybrands.com (404) 853-1423